Exhibit 99.1

Anterix Appoints Gregory Pratt to Board of Directors

WOODLAND PARK, N.J., June 23, 2020 -- Anterix Inc., (NASDAQ: ATEX), today announced the appointment of Gregory Pratt to its Board of Directors as an Independent Director.

Pratt’s career spans the range of leadership experiences, from CFO to CEO to Chairman, and from early stage to market leaders at well-known technology innovators like Atari and Commodore.

“We are very fortunate to have Gregory join our team,” said Anterix Chairman Brian McAuley. “His experience aligns perfectly with who we are, and where we are heading, as a company.  He has been a founder, an entrepreneur, an executive and a Board Member, including Chairman, for incredibly innovative companies. His management, corporate governance, and finance expertise will be invaluable as we look to move forward following the FCC’s recent decision to transition the 900 MHz spectrum band to enable broadband deployment.”

Pratt brings more than 40 years of expertise to Anterix. He currently is the non-executive Chairman of Carpenter Technology Corporation, a developer of specialized solutions for the energy, aerospace and medical markets, where he has served on the Board since 2002. He also has been a Director at Tredegar Corporation since 2014, serving as Chairman of their Governance Committee and a member of the Special Finance and Audit Committees.

“I’m excited to join the Board of Directors of Anterix at this pivotal time,” said Gregory Pratt. “The company is poised to lead a new wave of innovation in private LTE broadband networks across the utility and enterprise sectors.”

Pratt holds a Master of Business Administration in finance from the Wharton School at the University of Pennsylvania and a Bachelor of Science in Business Administration from Cheyney University. Pratt is a Certified Public Accountant.

About Anterix

Anterix enables critical infrastructure and enterprise to transform their businesses through the power of private wireless broadband connectivity on 900 MHz spectrum. Its foundational spectrum allows for greater risk mitigation with increased cyber security, resiliency and control. Anterix is the largest holder of licensed spectrum in the 900 MHz band, with nationwide coverage throughout the contiguous United States, Hawaii, Alaska and Puerto Rico. Anterix has obtained approval from the Federal Communications Commission to modernize and realign the 900 MHz band so it can be used to deploy broadband networks, technologies and solutions. The company's Chairman and CEO co-founded Nextel Communications and have significant experience in telecom operations and innovative spectrum initiatives.

Contact

Christopher Guttman-McCabe

CGM Advisors, LLC

Chris@CGMAdvisors.com

Tim Gray
Chief Financial Officer
Anterix
973-771-0981
tgray@anterix.com